Exhibit 21

Dick’s Sporting Goods Inc. Subsidiary Listing

American Sports Licensing, LLC, a Delaware limited liability company

Chick’s Sporting Goods, LLC, a California limited liability company

Criterion Golf Technology, Inc., an Ontario corporation

DCSG Ventures, LLC, a Delaware limited liability company

Dick’s International Sourcing Group, a People’s Republic of China Trust

Dick’s International Sourcing Holdings Limited, a Hong Kong limited corporation

Dick’s Merchandising & Supply Chain, Inc., an Ohio corporation

Dick’s Sporting Goods International, Limited, a Hong Kong limited corporation

DIH I Limited, a Hong Kong limited corporation

DIH II Limited, a Hong Kong limited corporation

DSG Finance, LLC, a Delaware limited liability company

DSG of Virginia, LLC, a Virginia limited liability company

Galyan’s Trading Company, LLC, an Indiana limited liability company

GameChanger Media, Inc., a Delaware corporation

Golf Galaxy, LLC, a Minnesota limited liability company

Golf Galaxy GolfWorks, Inc., an Ohio corporation